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                    LEASE AGREEMENT, EASEMENT AGREEMENT AND
                      DECLARATION OF RESTRICTIVE COVENANTS

                                 by and between



                             SOUTH FLORIDA FAIR AND
                       PALM BEACH COUNTY EXPOSITIONS, INC.



                                       and



                                PAVILION PARTNERS



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                           Dated as of January 4, 1995
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                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS AND USAGE .........................................    1
      Section 1.1   Defined Terms .........................................    1
      Section 1.2   Number and Gender; Captions; References ...............   14

ARTICLE 2 - GRANT OF LEASE RIGHTS AND EASEMENT RIGHTS .....................   15
      Section 2.1   Premises Leased .......................................   15
      Section 2.2   Parking Facilities ....................................   15
      Section 2.3   Access Easement .......................................   15
      Section 2.4   Utility Easement ......................................   16
      Section 2.5   Habendum ..............................................   17
      Section 2.6   Title Review ..........................................   17
      Section 2.7   Title Insurance .......................................   19
      Section 2.8   No Interest in Fee Estate .............................   19

ARTICLE 3 - TERM OF LEASE .................................................   20
      Section 3.1   Initial Term ..........................................   20
      Section 3.2   Renewal Options .......................................   20
      Section 3.3   Landlord's Buy-Out Option .............................   20

ARTICLE 4 - RENT AND IMPOSITIONS ..........................................   22
      Section 4.1   Payment of Rent .......................................   22
      Section 4.2   Rights Fee and Loan ...................................   22
      Section 4.3   Annual Rental Payments ................................   23
      Section 4.4   Payment of Impositions and Sales Tax ..................   25
      Section 4.5   Tax Contests ..........................................   26
      Section 4.6   Evidence Concerning Impositions .......................   27
      Section 4.7   Separate Assessment and Rendition .....................   27
      Section 4.8   Landlord's Right to Perform Tenant's Obligation as to
                    Impositions ...........................................   28

      Section 4.9   Accounting Books and Records ..........................   28
      Section 4.10  Annual Reports and Audit Rights .......................   28
      Section 4.11  Rent for Calendar Year 1995 ...........................   29

ARTICLE 5 - CONSTRUCTION, USE AND MAINTENANCE OF AMPHITHEATER .............   29
      Section 5.1   Conditions Precedent ..................................   29
      Section 5.2   Construction of Amphitheater ..........................   30
      Section 5.3   Title to Improvements .................................   32
      Section 5.4   Continuing Right of Tenant to Make Changes, Alterations
                    and Additions .........................................   32
      Section 5.5   Tenant's Obligation to Discharge Mechanic's and
                    Materialman's Liens ...................................   33

      Section 5.6   Use of the Amphitheater Tract .........................   33
      Section 5.7   Compliance with Laws ..................................   34
      Section 5.8   Repair ................................................   34
      Section 5.9   Utilities .............................................   34
      Section 5.10  Inappropriate Events ..................................   35
      Section 5.11  As Built Plans ........................................   35

ARTICLE 6 - LANDLORD'S RIGHT TO USE AMPHITHEATER ..........................   35
      Section 6.1   Landlord Events .......................................   35
      Section 6.2   Landlord Events during the South Florida Fair .........   38
      Section 6.3   Landlord Events during the Pioneer Days Event .........   38
      Section 6.4   Other Landlord Events .................................   39

ARTICLE 7 - IMPOSITION OF RESTRICTIVE COVENANTS ON LANDLORD LAND ..........   39
      Section 7.1   Restrictive Covenants .................................   39
      Section 7.2   Exception for South Florida Fair and Pioneer Days Event   40
      Section 7.3   Restriction on Use of Parking Facilities ..............   40
      Section 7.4   Enforceability of Restrictive Covenants ...............   40
      Section 7.5   Concessions ...........................................   40

ARTICLE 8 - PROVISIONS CONCERNING PARKING FACILITIES ......................   41
      Section 8.1   Joint Use .............................................   41
      Section 8.2   Maintenance of Parking Facilities .....................   42

ARTICLE 9 - INSURANCE AND INDEMNITY .......................................   42
      Section 9.1   Property Insurance ....................................   42
      Section 9.2   Builder's Risk Insurance ..............................   43
      Section 9.3   Liability Insurance ...................................   43
      Section 9.4   Worker's Compensation Insurance .......................   44
      Section 9.5   Concessionaire's Insurance ............................   44
      Section 9.6   Indemnity .............................................   44

ARTICLE 10 - ASSIGNMENT, SUBLETTING AND ENCUMBERING BY TENANT; MORTGAGEE
             MATTERS; GRANTING OF EASEMENTS ...............................   45
      Section 10.1  Assignment, Subletting and Encumbering by Tenant ......   45
      Section 10.2  Notice to Mortgagees ..................................   46
      Section 10.3  Mortgagee's Right to Perform Tenant's Obligations .....   47
      Section 10.4  Acquisition of Tenant's Interest in the Leasehold
                    Estate; New Lease .....................................   47
      Section 10.5  Further Assurances; Estoppel Certificate ..............   48
      Section 10.6  Granting of Easements .................................   49
      Section 10.7  Tenant's Remedies .....................................   49
      Section 10.8  Mortgagee's Right to a New Lease ......................   49

      Section 10.9  Concurrent Exercise of Rights .........................   50
      Section 10.10 No Modification of Lease ..............................   50

ARTICLE 11 - LANDLORD'S REPRESENTATIONS, WARRANTIES AND COVENANTS .........   51
      Section 11.1  Peaceful Possession ...................................   51
      Section 11.2  Organization ..........................................   51
      Section 11.3  Binding Obligation ....................................   51
      Section 11.4  Mortgage of Fee Estate ................................   51
      Section 11.5  Hazardous Substances ..................................   51
      Section 11.6  Indemnification .......................................   52

ARTICLE 12 - TENANT'S REPRESENTATIONS, WARRANTIES AND COVENANTS ...........   52
      Section 12.1  Organization ..........................................   52
      Section 12.2  Binding Obligation ....................................   52
      Section 12.3  Hazardous Substances ..................................   53
      Section 12.4  Waste .................................................   53
      Section 12.5  Security ..............................................   53
      Section 12.6  Indemnification .......................................   53

ARTICLE 13 - DEFAULT AND REMEDIES .........................................   54
      Section 13.1  Event of Tenant Default ...............................   54
      Section 13.2  Landlord Remedies .....................................   54
      Section 13.3  Tenant's Failure to Perform Non-Rent Obligations ......   55
      Section 13.4  Event of Landlord Default .............................   55
      Section 13.5  Tenant's Remedies .....................................   56

ARTICLE 14 - CASUALTY AND CONDEMNATION ....................................   56
      Section 14.1  Casualty and Reconstruction ...........................   56
      Section 14.2  Total and Partial Taking ..............................   58
      Section 14.3  Awards ................................................   58
      Section 14.4  Temporary Taking ......................................   59
      Section 14.5  No Waiver .............................................   60

ARTICLE 15 - MISCELLANEOUS ................................................   60
      Section l5.1  Notices ...............................................   60
      Section 15.2  Modifications and Non-Waiver ..........................   61
      Section 15.3  Florida Law ...........................................   61
      Section 15.4  Unavoidable Delay .....................................   61
      Section 15.5  Severability ..........................................   61
      Section 15.6  Attorneys Fees ........................................   61
      Section 15.7  Surrender of Premises; Holding Over ...................   62
      Section 15.8  Relation of Parties ...................................   62

      Section l5.9   Non-Merger ...........................................   62
      Section 15.10  Entireties ...........................................   62
      Section 15.11  Successors and Assigns ...............................   62
      Section 15.12  Memorandum of Lease Agreement ........................   62
      Section l5.13  Arbitration ..........................................   63
      Section 15.14  Brokerage Indemnity ..................................   63
      Section 15.15  Liability of Tenant ..................................   64
      Section 15.16  Landlord's Failure to Present Fair ...................   64
      Section 15.17  Restrictions on Public Announcements .................   64
      Section l5.18  Board Approval .......................................   64
      Section 15.19  Cooperation on Sponsorships ..........................   64
      Section 15.20  Counterparts .........................................   65
      Section 15.21  Time of the Essence ..................................   65
      Section 15.22  Name of Amphitheater .................................   65
      Section l5.23  Signage ..............................................   65
      Section 15.24  Box Seats and Tickets for the Landlord ...............   65
      Section 15.25  Monetary Obligations .................................   65

EXHIBITS:

      A-1  Entire Tract
      A-2  Amphitheater Tract
      A-3  Plat Depicting the Amphitheater Tract and the Parking Tract
      B    Promissory Note for Credit Line
      C    Form of Owner Leasehold Policy
      D    Form of First Amendment

                     LEASE AGREEMENT, EASEMENT AGREEMENT AND
                      DECLARATION OF RESTRICTIVE COVENANTS

      This LEASE AGREEMENT, EASEMENT AGREEMENT AND DECLARATION OF RESTRICTIVE COVENANTS ("Lease") is entered into as of the 4th day of January, 1995 by and between SOUTH FLORIDA FAIR AND PALM BEACH COUNTY EXPOSITIONS, INC. and PAVILION PARTNERS. For and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1

                              DEFINITIONS AND USAGE

      Section 1.1 Defined Terms.

            (a) As used in this Lease, the following terms shall have the respective meanings indicated:

                  (1) "Access Easement" shall mean the non-exclusive easement created in favor of Tenant pursuant to the provisions of Section 2.3 hereof for the purpose of providing vehicular and pedestrian ingress and egress to, from, between and among the (i) Amphitheater Tract,
            (ii) the public rights of way abutting the boundaries of the Entire Tract and (iii) the Parking Facilities.

                  (2) "Affiliate" shall mean, with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, the terms "control," "controlled by" and "under common control with," with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  (3) "Amphitheater" shall mean the outdoor entertainment
            facility which Tenant shall construct on the Amphitheater Tract. It will consist of approximately 5,000 (but in no event less than 4,500) permanent, fixed seats, of which, approximately 4,200 will be under a roof, and lawn seating for approximately 15,000 persons. The term "Amphitheater" shall include within its definition all buildings, fixtures, personal property and other Improvements which are constructed, installed or placed on the Amphitheater Tract as a part of or related to such outdoor entertainment facility.

                  (4) "Amphitheater Season" shall mean the continuous period of time during any calendar year from May 1 through October 31 of such calendar year.

                  (5) "Amphitheater Tract" shall mean that portion of the Entire
            Tract described by metes and bounds on Exhibit "A-2" attached hereto. The Amphitheater Tract is designated and depicted on the plat attached hereto as Exhibit "A-3" attached hereto.

                  (6) "Applicable Cash Flow Amount" shall mean the average of the Cash Flow Amount for each of the last three (3) Lease Years prior to the Special Termination Effective Date.

                  (7) "Applicable Percentage" shall mean (i) two percent (2%) in each of the first through fourth Lease Years and (ii) three percent (3%) in all of the other Lease Years during the remainder of the Term.

                  (8) "Cash Flow Amount" shall mean, in any Lease Year, (i) the amount of all revenues, receipts and other funds received by Tenant, on a cash basis, from the operation, ownership or use of the Amphitheater during such Lease Year minus (ii) the amount of (a) all expenditures paid by Tenant, on a cash basis, during such Lease Year for any expenses, costs or charges which are related to the use, ownership, maintenance, management or operation of the Amphitheater and (b) all Rent paid under this Lease, on a cash basis, by Tenant during such Lease Year.

                  (9) "Civic Events" shall mean any event or performance held, conducted or presented at the Amphitheater which does not feature or include as any part thereof a performance by a Touring Act. Civic Events shall include, without limitation, the following types of events:

                        (i) Cultural and community events including, but not
                  limited to, graduation exercises, convention events, meeting award ceremonies, seminars, conferences and beauty pageants;

                        (ii) Events featuring local performers that do not
                  include or feature a performance by a Touring Act;

                        (iii) Local and regional performing arts and classical
                  events; and

                        (iv) Classical artists which require the support of the
                  local arts, so long as such artists are not a Touring Act.

                  (10) "Commencement Date" shall mean the later of (A) the date on which the Development Permit Condition is satisfied or is waived in writing by Tenant, (B) the date on which the Construction Cost Condition is satisfied or is waived in writing by Tenant, (C) the date on which the Parking Capacity Condition is satisfied or is waived in writing by Tenant or (D) the earlier of (i) the date on which all of the Encumbrances (as such term is defined in Section 2.6(c) hereof) have been cured or removed or (ii) the date on which Tenant waives in writing the right to terminate the Lease created pursuant to the provisions of Section 2.6(d) hereof.

                  (11) "Construction Cost Condition" shall have the meaning
            assigned to such term pursuant to the provisions of Section 5.1(b) hereof.

                  (12) "Contingent Rental Amount" shall mean, for any Lease
            Year, the sum of (i) the Applicable Percentage of the Ticket Revenue Amount for such Lease Year plus (ii) 1.5% of the amount (if any) by which the Ticket Revenue Amount for such Lease Year exceeds $5,000,000. For purposes of the immediately preceding sentence, the amount "$5,000,000" shall be increased at the end of every fifth Lease Year in the same percentage amount by which the CPI Index shall have increased during such five (5) year period.

                  (13) "CPI Index" shall mean the Consumer Price Index for All
            Urban Consumers (U.S. City Average for all Items), 1982 - 84 equals 100 Base, published monthly by the U.S. Department of Labor's Bureau of Labor of Statistics, or any successor agency or publication.

                  (14) "Development Permit Condition" shall have the meaning assigned to it pursuant to the provisions of Section 5.1(a) hereof.

                  (15) "Drop Dead Date" shall mean, subject to the provisions of the next succeeding sentence, May 1, 1995. If the Commencement Date has not occurred on or before May 1, 1995 by reason of the occurrence of one or more Unavoidable Delays, then the Drop Dead Date shall be extended beyond May 1, 1995 by a length of time equal to the duration of such Unavoidable Delays.

                  (16) "Eligible Revenues" shall mean the total amount of
            revenues or other things of value actually received by Tenant from time to time and for any particular period of time during the Term, which arise out of or relate to Tenant's possession, control, use or operation of the Amphitheater and the parking, access and/or utility or other easements granted herein, or exercise of Tenant's rights hereunder including, without limitation, (i) the revenues actually received from direct sales (as "sales" is defined in Section

            212.02(16), Florida Statutes (1993)) of food, beverages, merchandise, or other products or personal property at the Amphitheater; and (ii) advertising revenues, season ticket revenues, box seat sales, sponsorship revenues, service charge rebates, facility charges, rental income and revenues from the granting of telecast, broadcast, video or audio rights relating to any performance or show at the Amphitheater; provided, however, notwithstanding the foregoing, the term "Eligible Revenues," as used in this Lease, shall (A) be net of all sums payable to third parties pursuant to any agreement, license, concession or other contract which grants the right to (i) sell food, beverages or Merchandise at the Amphitheater, (ii) operate other concessions at the Amphitheater or (iii) park vehicles for events at the Amphitheater and (B) not include any of the following:

                        (i) All cash proceeds attributable to the sale of
                  tickets for admission to any events held, presented or conducted at the Amphitheater.

                        (ii) All proceeds of loans, borrowings, financings or
                  other similar arrangements which require subsequent repayment of such proceeds by Tenant.

                        (iii) All Ineligible Concession Advances.

                        (iv) The value of any advertising time or space received
                  in exchange for complimentary tickets.

                        (v) Insurance proceeds, condemnation proceeds and
                  casualty and condemnation loss settlements.

                        (vi) Revenues received by Tenant in connection with or
                  relating to Landlord Events.

                        (vii) Refunds, abatements or adjustments of Impositions.

                        (viii) Receipts attributable to returned Merchandise.

                  (17) "Employee" shall mean, (i) when used in conjunction with the Amphitheater, any and all executive personnel of Tenant or Tenant's general partners and all employees, agents, contractors, concessionaires and all other employees and personnel under the direction of Tenant, Tenant's contractors or Tenant's concessionaires who perform duties or services related to the development, construction, use, management, operation or maintenance of the Amphitheater and (ii) when used in conjunction with the Fair Operations, any and all executive personnel of Landlord and all employees, agents, contractors, concessionaires and all other employees and personnel under the direction of Landlord, Landlord's contractors or Landlord's concessionaires who perform duties or services related to the use, management, operation or maintenance of the Fair Operations.

                  (18) "Entire Tract" shall mean all of the tracts or parcels of land described by metes and bounds on Exhibit "A-1" attached hereto. The Entire Tract consists of the Fairground Tract, the Amphitheater Tract and the Parking Tract.

                  (19) "Event of Landlord Default" shall mean the happening or occurrence of any event or circumstance described in Section 13.4 hereof.

                  (20) "Event of Tenant Default" shall mean the happening or occurrence of any event or circumstance described in Section 13.1 hereof.

                  (21) "Excess Rental Amount" shall mean, for any Lease Year, the amount (if any) by which (i) the total amount of Rent payable by Tenant to Landlord pursuant to the provisions of Section 4.3(a) and
            Section 4.3(b) hereof with respect to such Lease Year exceeds (ii) the Minimum Rental Amount for such Lease Year.

                  (22) "Fair Operations" shall collectively refer to the
            Landlord's operations and businesses conducted on the Fairground Tract including, without limitation, the South Florida Fair, the Pioneer Days Event and the other trade shows, expositions, banquets, conventions, festivals, seminars, conferences and similar events conducted from time to time on the Fairground Tract.

                  (23) "Fair Requirement" shall collectively refer to the rules, provisions and requirements imposed by deed, restrictive covenant, statute, law, rule, ordinance, or other Legal Requirement which, in any way, (i) require the holding, conducting or presenting of a fair on the Entire Tract or (ii) subject Landlord's fee title interest in the Entire Tract to potential forfeiture or reverter in the event that a fair is not held, conducted or presented on the Entire Tract during any specified period of time.

                  (24) "Fairground Tract" shall mean all of the Entire Tract save and except the Amphitheater Tract and the Parking Tract.

                  (25) "Governmental Authority" shall mean any and all courts, boards, agencies, commissions, special districts, offices or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

                  (26) "Gross Concession Revenues" shall mean, with respect to a particular concession sold, leased or licensed at the Amphitheater, all gross revenues (net of applicable sales and other applicable taxes) generated from the sale, lease or license of such concession at the Amphitheater.

                  (27) "Hazardous Substances" shall mean any hazardous or toxic substance or contaminated material including, without limitation, asbestos, oil and petroleum products and those substances within the scope of all federal, state and local environmental laws and ordinances, including the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended and the Superfund Amendment and Reauthorization Act of 1986, as amended.

                  (28) "Impositions" shall mean any and all taxes and
            assessments (ad valorem and non-ad valorem), use and occupancy taxes, sales and use taxes, possessory interest taxes, water and sewer charges, rates and rents, charges for public utilities, excises, levies, license and permit fees, stormwater management fees, user fees, and other charges by any public authority or Governmental Authority, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which shall or may during the Term be assessed, levied, charged, confirmed or imposed by any public authority or Governmental Authority upon or accrued or become a lien on the Amphitheater Tract or which shall arise in connection with Tenant's use, occupancy, or possession of the Amphitheater or exercise of any Tenant's rights hereunder from time to time during the Term (together with any interest and penalties thereon); provided, however, Impositions shall not include any income tax, capital levy, estate, succession, inheritance or transfer taxes, or similar tax of Landlord; any franchise tax imposed upon any owner of the fee of the Entire Tract; or any income, profits, or revenue tax, assessment, or charge imposed upon the Rent or other benefit received by Landlord under this Lease by any municipality, county, state, the United States of America, or any other Governmental Authority.

                  (29) "Improvement" shall mean any building, structure,
            construction, demolition, excavation, landscaping, fixture, equipment or any part thereof existing or to be built, erected, placed, installed, made, or done by Tenant on the Entire Tract or any portion thereof for Tenant's benefit including, without limitation, retention lakes, drainage facilities, utility installations, paving, off-site improvements, lighting, walkways, concession buildings, bathrooms, office facilities, stagehouse, seating, roofing, berm and landscaping.

                  (30) "Ineligible Concession Advances" shall mean that portion of any lump sum payments received by Tenant from any concessionaire in connection with the grant of a right to operate a concession at the Amphitheater that does not exceed (i) $200,000 multiplied by
            (ii) the number of years that such concessionaire is being granted the right to operate such concession at the Amphitheater. For purposes of the immediately preceding sentence, the amount "$200,000" shall be increased at the end of every fifth Lease Year in the same percentage amount by which the CPI Index shall have increased during such five (5) year period.

                  (31) "Industry Standards" shall mean and refer to the
            procedural practices used or followed at permanent outdoor entertainment facilities which are similar in size and purpose to the Amphitheater.

                  (32) "Initial Term" shall mean the initial term of this Lease as described in Section 3.1 hereof.

                  (33) "Insolvent" shall mean the occurrence or happening of any one or more of the following events with respect to Tenant:

                        (i) the commencement of a voluntary case under Title 11
                  of the United States Code ("Title 11") as from time to time in effect, or Tenant authorizing, by appropriate proceedings of trustees or other governing body, the commencement of such a voluntary case;

                        (ii) Tenant filing an answer or other pleading admitting
                  or failing to deny the material allegations of a petition filed against it commencing an involuntary case under Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert, in a timely manner, the material allegations of any such petition;

                        (iii) the entry of an order for relief in any
                  involuntary case commenced under Title 11;

                        (iv) Tenant seeking relief as a debtor under any
                  applicable law, other than Title 11, in any jurisdiction, which law relates to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

                        (v) the entry of an order by a court of competent
                  jurisdiction (1) finding Tenant to be bankrupt or insolvent,
                  (2) ordering or approving Tenant's liquidation, reorganization or any modification or alteration of the rights of its creditors, or (3) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of Tenant's property; or

                        (vi) Tenant making an assignment for the benefit of, or
                  entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;

            provided, however, that this definition shall include any adjudication, determination, declaration, appointment, assignment, petition or execution only if the same shall not be set aside, vacated, discharged or bonded within sixty (60) days after the issuance hereof.

                  (34) "Landlord" shall mean South Florida Fair and Palm Beach
            County Expositions, Inc., a Florida not-for-profit corporation organized under Chapter 616 of the Florida statutes.

                  (35) "Landlord Land" shall collectively mean the Fairground
            Tract and the Parking Tract.

                  (36) "Landlord Events" shall mean the events, shows or
            performances presented by Landlord at the Amphitheater pursuant to the rights and provisions contained in Section 6.1 or Section 6.4 hereof.

                  (37) "Lease Year" shall mean any one of the full calendar
            years during the Term. The first Lease Year shall be the calendar year 1996. Each subsequent Lease Year shall be the subsequent calendar years thereafter during the Term.

                  (38) "Legal Requirements" shall mean (i) any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates or ordinances of any Governmental Authority in any way applicable to the Amphitheater, including the construction, ownership, use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction thereof and (ii) any and all terms, provisions, agreements or restrictions created or imposed pursuant to any lease, contract, instrument or restrictive covenants or other documents applicable to and enforceable against the Amphitheater or the owner or operator of the Amphitheater.

                  (39) "Merchandise" shall mean any non-consumable items,
            programs and souvenirs, tapes, records, T-shirts, caps, books and similar souvenir type items sold or rented at the Amphitheater by concessionaires authorized to sell such items on the Amphitheater Tract.

                  (40) "Minimum Rental Amount" shall mean, for any Lease Year, the amount determined in accordance with the following provisions:

                        (i) The Minimum Rental Amount shall be, for each of the
                  first ten Lease Years, the amount specified below for such Lease Year:

                        Lease Year                 Minimum Rental Amount
                        ----------                 ---------------------

                            1                             $155,000
                            2                              165,000
                            3                              175,000
                            4                              200,000
                           5-10                            250,000

                        (ii) The Minimum Rental Amount shall be, for each of the
                  11th through 15th Lease Years, an amount equal to the greater of (A) $300,000 or (B) the Minimum Rental Amount for each of the 6th through 10th Lease Years increased by the percentage amount that the CPI Index increased during the period of time included within the 6th through 10th Lease Years.

                        (iii) The Minimum Rental Amount shall be, for each of
                  the 16th through 20th Lease Years, an amount equal to the greater of (A) $350,000 or (B) the Minimum Rental Amount for the 11th through 15th Lease Years increased by the percentage amount that the CPI Index increased during the period of time included in the 11th through 15th Lease Years.

                        (iv) The Minimum Rental Amount shall be, for each of the
                  21st through 25th Lease Years, an amount equal to the greater of (A) $400,000 or (B) the Minimum Rental Amount for each of the 16th through 20th Lease Years increased by the percentage amount that the CPI Index increased during the period of time included within the 16th through 20th Lease Years.

                        (v) The Minimum Rental Amount shall be, for each of the
                  26th through 30th Lease Years, an amount equal to the Minimum Rental Amount for the immediately preceding Lease Year increased by the percentage amount that the CPI index increased during such immediately preceding Lease Year.

                  (41) "Mortgage" shall mean any deed of trust, mortgage,
            security agreement, collateral assignment or other lien that Tenant may hereafter affix or impose, during the Term, from time to time, at any time and so often and as many times as Tenant may desire, against all or any portion of the rights, interests and estates created hereunder in favor of Tenant, including, without limitation, the leasehold estate in the Premises created by this Lease.

                  (42) "Mortgagee" shall mean the owner of any indebtedness or obligation secured by any Mortgage.

                  (43) "Net Concession Revenues" shall mean, with respect to a particular concession sold or leased at the Amphitheater, the Gross Concession Revenues with respect to such concession net of (i) royalties and other fees due or payable out of the Gross Concession Revenues to the owner of any trademark, tradename, servicemark or copyright which is a part of such concession and (ii) any commissions, costs, payments or other fees payable to, or retained by, the concessionaire selling or leasing such concession at the Amphitheater.

                  (44) "New Lease Notice" shall have the meaning assigned to it pursuant to the provisions of Section 10.8 hereof.

                  (45) "Non-Rent Event of Default" shall have the meaning
            assigned to it pursuant to the provisions of Section 13.3 hereof.

                  (46) "Non-Rent Obligations" shall mean any and all of the
            covenants, warranties, representations and other obligations (other than to pay the Rent) made or undertaken by Tenant to Landlord pursuant to the provisions hereof.

                  (47) "Opening Date" shall mean the date upon which the first public performance is presented at the Amphitheater.

                  (48) "Parking Capacity Condition" shall have the meaning
            assigned to it pursuant to the provisions of Section 5.1(c) hereof.

                  (49) "Parking Easement" shall mean the non-exclusive easements and rights granted to Tenant in and to the Parking Facilities pursuant to the provisions of Section 2.2 hereof.

                  (50) "Parking Facilities" shall mean the parking facilities currently located, or hereafter constructed in accordance with the provisions of this Lease, on the Parking Tract.

                  (51) "Parking Tract" shall mean that portion of the Entire
            Tract designated and depicted on the plat attached hereto as Exhibit "A-3".

                  (52) "Patron" shall mean, (i) when used in conjunction with the Amphitheater, any person holding a ticket for a particular performance or show to be held or presented at the Amphitheater on the date of such performance or show and (ii) when used in conjunction with the Fair Operations, any person attending an event or other function on the Fairground Tract.

                  (53) "Permitted Encumbrances" shall have the meaning assigned pursuant to the provisions of Section 2.6(c) hereof.

                  (54) "Permitted Rate" shall mean the lesser of (i) the prime rate of interest charged from time to time by large U.S. money center banks plus two percent (2%) per annum or (ii) the maximum non-usurious interest rate permitted by applicable law from time to time in effect.

                  (55) "Person" shall mean any individual, corporation,
            partnership, limited liability company, estate, trust, governmental agency, governmental authority or other legal entity.

                  (56) "Pioneer Days Event" shall mean an event and function which focuses and highlights on the history of South Florida and is conducted by Landlord annually for up to six consecutive days during the month of May on the Fairground Tract in substantially the same manner as such event and function was conducted in 1994. Tenant acknowledges that Landlord may be required to change the name of such event and function from Pioneer Days Event to some other name.

                  (57) "Plans and Specifications" shall mean the final plans and specifications to be used during construction of the Amphitheater, including a detailed amphitheater site plan, "as built" plans, landscape plans, water management plans, architectural renderings, elevations and drawings showing the topography of the land, the location, layout, design and appearance of all improvements, including sound containment devices, all improvements, off-site work and the specifications describing the quality, style, color, if relevant to the appearance of the improvements, and quantity of all materials of which the buildings and improvements are to be constructed. Without limiting the generality of the foregoing "Plans and Specifications" shall include all documents required to be submitted for governmental authorization and issuance of the Required Permits.

                  (58) "Pre-Approved Mortgagee" shall mean any one or more of
            Sony Music Entertainment Inc., Viacom Inc. or any Affiliate of either such corporation.

                  (59) "Pre-Approved Owner" shall mean any Affiliate of Tenant or any Affiliate of any one or more of PACE Entertainment Corporation, Viacom Inc. or Sony Music Entertainment Inc. (or their respective corporate successors).

                  (60) "Premises" shall mean the rights, properties and
            interests of Landlord being leased and demised hereby as more fully described in Section 2.1 hereof.

                  (61) "Previous Amphitheaters" shall collectively mean all
            other outdoor entertainment facilities which are currently owned (either directly or indirectly) or managed by Pavilion, anywhere in the United States, including, without limitation, The Woodlands, Pittsburgh, Nashville, Raleigh, Charlotte, Phoenix and San Bernardino.

                  (62) "Qualified Appraiser" shall mean a person (i) who is an
            MAI Member of the American Institute of Real Estate Appraisers, or equivalent designation or institute if such ceases to exist, (ii) having at least seven (7) years of current experience appraising land and commercial buildings and improvements (including entertainment facilities of size and quality and in markets similar to the Amphitheater), and (iii) having no direct or indirect business or financial interest in Landlord or Tenant or their respective Affiliates.

                  (63) "Renewal Terms" shall have the meaning assigned to it pursuant to the provisions of Section 3.2 hereof.

                  (64) "Rent" shall mean all amounts required to be paid by
            Tenant under the terms of this Lease.

                  (65) "Required Permits" shall mean all permits and
            authorizations which are required to be obtained pursuant to any applicable Legal Requirement for proper authorization to construct and subsequently use, operate, repair and maintain the Amphitheater, including, without limitation, all required building permits, grading permits, concurrency reservation, water management permits, health permits, indirect source permits, special use permits, zoning or variance orders and agreements from Governmental Authorities to provide offsite sanitary sewer, storm sewer and roadway improvements which are necessary or required to permit adequate vehicular flow to and from the Parking Facilities to efficiently accommodate Patrons of the Amphitheater.

                  (66) "Restrictive Covenants" shall mean the restrictive
            covenants imposed on the Landlord Land pursuant to the provisions of
            Article 7 hereof.

                  (67) "Rights Fee" shall mean the $600,000.00 payment due from
            Tenant to Landlord on the Commencement Date as required pursuant to the provisions of Section 4.2(a) hereof.

                  (68) "Season Ticket Revenue" shall mean all revenues and
            receipts (net of applicable sales and other similar taxes) attributable to the sale of season tickets or season passes for all Tenant Events at the Amphitheater, inclusive of revenue derived from the sale of box seats.

                  (69) "Show Hours" shall mean, on the days for which a
            performance or event is scheduled to be held or presented at the Amphitheater, those hours of the day beginning four hours prior to the scheduled time for commencement of such performance or event and ending four hours after the scheduled time for the conclusion of such performance or event.

                  (70) "South Florida Fair" shall mean the annual public fair and exposition held and presented on the Landlord Land by the Landlord.

                  (71) "Special Termination Effective Date" shall have the
            meaning assigned thereto pursuant to the provisions of Section 3.3(a) hereof.

                  (72) "Sponsor" shall mean any and all persons, firms and
            corporations which agree to pay sums of money to Tenant in exchange for the right to have its name associated with the Amphitheater or any particular event to be held, conducted or presented at the Amphitheater.

                  (73) "Sponsorship Revenue" shall mean any and all sums paid to
            Tenant by a Sponsor which is directly related to the Amphitheater or an event held, conducted or presented at the Amphitheater, regardless of whether such amount is tied to the amount of revenues generated from the Amphitheater or generated from a particular event held, conducted or presented at the Amphitheater.

                  (74) "Tenant" shall mean Pavilion Partners, a Delaware general partnership whose sole general partners are SM/PACE, Inc., a Texas corporation, and Amphitheater Entertainment Partnership, a Delaware general partnership.

                  (75) "Tenant Events" shall mean all events, performances or shows presented at the Amphitheater other than Landlord Events.

                  (76) "Term" shall mean the period of time covered by the
            Initial Term and all of the Renewal Terms.

                  (77) "Ticket Revenue Amount" shall mean, for any Lease Year, the total amount of cash proceeds attributable to the sale of tickets for admission to Tenant Events during such Lease Year net of
            (i) any applicable sales taxes, (ii) any commissions or other charges retained by or payable to third party ticket selling agencies and (iii) any Season Ticket Revenue.

                  (78) "Title Company" shall have the meaning assigned to it pursuant to the provisions of Section 2.6(a)(1) hereof:

                  (79) "Touring Act" shall mean, as of any time, a performer, entertainer, musician, comedian, actor or any group of the foregoing which have been, during the immediately preceding 24 month period, or are currently, for the next 12 month period, booked or scheduled to appear or perform five or more dates or shows at performance facilities with capacities for 8,000 or more people; provided, however, the term "Touring Act" shall in no event include religious and motivational lecturers.

                  (80) "Unavoidable Delay" shall mean a delay by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, acts of war, restrictive governmental laws or regulations or other similar causes.

                  (81) "Utility Easement" shall mean the easement granted to
            Tenant pursuant to the provisions of Section 2.4 hereof for purposes of installing, constructing, laying, operating, maintaining, repairing, removing, demolishing and reconstructing Utility Lines across the Landlord Land in order to provide utility services to the Amphitheater.

                  (82) "Utility Lines" shall mean all such pipes, wires,
            conduits, equipment, apparatus and facilities as shall be necessary or appropriate for the provision of utility services to the Amphitheater.

            (b) All financial or accounting terms used in this Lease, which are not otherwise defined herein, such as "net profit," "revenues," "depreciation" and "amortization," shall have the meanings given to them pursuant to generally accepted accounting principles.

      Section 1.2 Number and Gender; Captions; References. Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Article and section headings in this Lease are for convenience of reference and shall not affect the construction or interpretation of this Lease. Whenever the terms "hereof", "hereby", "herein", or words of similar import are used in this Lease, they shall be construed as referring to this Lease in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular "Article" or "Section" shall be construed as referring to the indicated article or section of this Lease.

                                    ARTICLE 2

                            GRANT OF LEASE RIGHTS AND
                                 EASEMENT RIGHTS

      Section 2.1 Premises Leased. On and subject to the terms, provisions and conditions contained herein, Landlord does hereby lease unto Tenant, and Tenant does hereby rent and lease from Landlord, the following described property:

            (a) all of the Amphitheater Tract; and

            (b) all vertical and subterranean rights, presently existing or hereafter arising, appurtenant to the Amphitheater Tract, and all interests in and to the streets or alleyways in or contiguous thereto owned or claimed by Landlord or in which Landlord has any right, title or interest.

      Section 2.2 Parking Facilities. Landlord does hereby GRANT and CONVEY unto Tenant a non-exclusive easement and right ("Parking Easement") during the Term to use the Parking Tract for purposes of parking the vehicles of all Employees and Patrons of the Amphitheater. Article 8 of this Lease more fully sets forth the relative rights and obligations of Landlord and Tenant in respect of the Parking Easement and the use of the Parking Facilities pursuant to the Parking Easement.

      Section 2.3 Access Easement. Landlord does hereby GRANT and CONVEY unto Tenant a non-exclusive easement during the Term on, over and across the Parking Tract and the Fairground Tract ("Access Easement") for the purpose of providing vehicular and pedestrian ingress and egress to, from, between and among (i) the Amphitheater Tract, (ii) the public rights of way abutting the boundaries of the Entire Tract and (iii) the Parking Facilities, on and subject to the following terms, provisions and conditions:

            (a) Use of the Access Easement shall be limited to the current location of the existing roads, ramps, drives, stairways, bridges, curb-cuts, walkways and passages as are currently constructed and located on the Landlord Land.

            (b) The Access Easement shall be usable by all Employees and Patrons of the Amphitheater.

            (c) Landlord may not relocate, remove or otherwise alter any existing road, ramp, drive, stairway, bridge, curb-cut, walkway or passage currently located on the Landlord Land and which could reasonably be expected to be used by Patrons and Employees of the Amphitheater for access to or from the Amphitheater unless and until substitute access facilities have been constructed and provided for the use of the Patrons and Employees of the Amphitheater which provide pedestrian and vehicular access to, from, between and among (i) the Amphitheater Tract, (ii) the public rights of way abutting the boundaries of the Entire Tract and (iii) the Parking Facilities in substantially the same manner, scope and quality as is currently provided.

      Section 2.4 Utility Easement. Landlord does hereby GRANT and CONVEY unto Tenant during the Term a non-exclusive easement over, across, on and under the Parking Tract and the Fairground Tract ("Utility Easement") for the purpose of establishing, installing, constructing, laying, operating, maintaining, repairing, removing, demolishing and reconstructing all such pipes, wires, conduits, equipment, apparatus and facilities (collectively, "Utility Lines") as shall be necessary or appropriate for the provision of utility services to the Amphitheater or any portion thereof, including, but not limited to, water, electricity, steam, natural gas, telephone, sanitary sewer, storm sewer and oil. The Utility Easement shall be governed by the following terms, conditions and provisions:

            (a) Tenant shall utilize the Utility Easement in such locations and places over, across, on and under the Landlord Land so as to minimize interference with the current use of the Landlord Land.

            (b) Prior to installing, constructing or laying any Utility Lines on, over, across or under the Landlord Land. Tenant shall provide thirty
      (30) days prior notice of the location of the specific route which such Utility Lines shall take across the Landlord Land. If Landlord (i) believes that the location of such Utility Lines may be moved in a manner which would be less intrusive or disruptive of the current land usage of the Landlord Land or (ii) desires that the location of such Utility Lines be moved for better integration into the existing Utility Lines used by Landlord, then Landlord shall have the right, during such thirty (30) day period to notify Tenant thereof and provide notice of a proposed relocated route. If Tenant and Landlord are unable to agree upon the specific route of any Utility Line to be installed, constructed or laid pursuant to Tenant's rights under the Utility Easement, then such matter shall be resolved in accordance with the dispute resolution provisions contained in
      Section 15.13 hereof. To the extent practicable, Tenant shall confine all of the Utility Lines for each of the various utility services to be provided to the Amphitheater within a singular area on, over, across and under the

      Landlord Land no wider, at any one point, than the minimum width required to accommodate the requirements of the various utility providers.

            (c) Upon completion of construction of the Amphitheater, Tenant shall execute and deliver to Landlord such instruments, documents and agreements as may be reasonably requested by Landlord which amend the Utility Easement in such a manner as to specifically locate by metes and bounds the Utility Easement on, over, across and under the actual portion of the Landlord Land where Utility Lines were actually placed by Tenant for the provision of utility services to the Amphitheater, together with a reasonable amount of space on either side thereof to permit Tenant access to the Utility Lines for maintenance, repair and replacement.

            (d) The Utility Easement, or any portion thereof, shall be assignable by Tenant, separate and apart from the other rights, easements, licenses, interests and estates created pursuant to this Lease, to any third party utility provider.

            (e) All Utility Lines shall be buried between the property line of the Entire Tract and the property line of the Amphitheater Tract. Tenant shall not disrupt, demolish, move or relocate Landlord's existing utility lines, connections or installations without the prior consent of Landlord, which consent may be expressly conditioned on Tenant's relocation of said existing utilities at Tenant's expense.

      Section 2.5 Habendum. TO HAVE AND TO HOLD, subject to the Permitted Encumbrances, the Premises, the Parking Easement, the Access Easement and the Utility Easement together with all and singular the rights, privileges, and appurtenances thereunto attaching or in anywise belonging, unto Tenant and its successors and assigns, for the Term.

      Section 2.6 Title Review.

            (a) Within fifteen (15) days after the date of this Lease, Landlord, at its sole cost and expense, shall deliver or cause to be delivered to Tenant the following:

                  (1) A current commitment for title insurance ("Title Report")
            issued by Foster, Foster and Heffling, as agent for Attorneys' Title Insurance Fund, Inc. ("Title Company"), setting forth the status of title of the Entire Tract, and showing all liens, claims, encumbrances, rights-of-way, reservations, restrictions, outstanding mineral interests, and other matters, if any, relating to the Entire Tract.

                  (2) A true, correct and legible copy of all documents referred to in the Title Report, including, without limitation, plats, deeds, restrictions and easements.

                  (3) A written list ("Landlord Contract List") detailing any and all contracts, agreements or other commitments by which Landlord is bound and which could have any effect on the free and unfettered right of Tenant to operate its business at the Amphitheater as contemplated in accordance with the terms of this Lease. Landlord shall include with the Landlord Contract List a true, correct and complete copy of each contract, agreement or other commitment included in the Landlord Contract List.

            (b) Within fifteen (15) days after the date of this Lease, Landlord, at the sole cost and expense of Tenant, shall deliver to Tenant a survey ("Survey") prepared by a surveyor ("Surveyor") acceptable to Tenant and Title Company consisting of a plat and a metes and bounds description of the Entire Tract, the Fairground Tract, the Parking Tract and the Amphitheater Tract. The Survey shall (i) be prepared pursuant to a current on the ground staked survey reflecting the actual dimensions of the Entire Tract, the Fairground Tract, the Parking Tract and the Amphitheater Tract, the total area of each such tract to the nearest square foot, location of any easements, rights-of-way, setback lines, encroachments or overlaps thereon or thereover and the outside boundary lines of any improvements located thereon, (ii) identify any easements, setback lines or other matters referred to in the Title Report by recording reference, (iii) include the surveyor's registered number and seal, the date of the Survey and a certificate satisfactory to Tenant and Title Company, (iv) be sufficient to cause Title Company to delete, to the maximum extent allowable, any survey exceptions which would otherwise be contained in the Leasehold Policy (as such term is defined in Section 2.7 hereof), (v) reflect any area within the Entire Tract which lies within any "wetlands" area, any navigable water, any "waters of the state" or any protected wetland as defined and regulated by either the federal government, the State of Florida, any of their respective regulatory agencies or any other Governmental Authority and (vi) reflect any area within the Entire Tract which lies within the 100 year flood plain or any special flood hazard area or general hazard area based on the Federal Emergency Management Agency Flood Insurance Rate Maps or based on the maps or other guidelines of any other Governmental Authority with jurisdiction in the State of Florida over flood plains or flood ways.

            (c) Tenant shall have fifteen (15) days from the receipt of the last of the Title Report, the Survey and the Landlord Contract List in which to examine same and notify Landlord of those encumbrances and contracts which Tenant will accept the Premises subject to ("Permitted Encumbrances") and those encumbrances and contracts which Tenant finds objectionable ("Encumbrances"). Both Landlord and Tenant shall have the right, but not the obligation, to cure or remove any or all of the Encumbrances. Notwithstanding anything to the contrary contained herein, any lien or mortgage which encumbers all or any portion of the Entire Tract shall be deemed to be an Encumbrance for all purposes hereof unless Landlord (i) obtains a full release of such liens or mortgages,
      (ii) causes the holders of such liens or mortgages to enter into a Mutual Recognition, Non-Disturbance and Attornment Agreement with Tenant in a form acceptable to Tenant or (iii) causes the holders of such liens or mortgages to subordinate such liens or mortgages to the interest of Tenant created by this Lease in a manner acceptable to Tenant.

            (d) If Landlord refuses or fails to cause the Encumbrances (other than Permitted Encumbrances) to be removed or cured, then Tenant shall have the right, as its exclusive right and remedy, at any time prior to the Commencement Date, to terminate this Lease by providing written notice thereof to Landlord. If Tenant elects to waive its right to terminate this Lease pursuant to the provisions of the immediately preceding sentence, then all Encumbrances which have not been previously removed or cured shall thereafter be deemed to be "Permitted Encumbrances" for all other purposes of this Lease.

      Section 2.7 Title Insurance. On or before the Commencement Date, Landlord shall deliver or cause to be delivered to Tenant, a Leasehold Owner Policy of Title Insurance ("Leasehold Policy") in the amount of $8,750,000 issued by the Title Company, subject to the Permitted Encumbrances and in the form attached hereto as Exhibit "C." To the extent permissible under the applicable rules and guidelines, (A) the printed exceptions numbered 1 through 5 on Schedule B of the Leasehold Policy will be waived by endorsement, or other appropriate means, and
(B) the Leasehold Policy shall be issued or endorsed in such a manner as will provide insurance to Tenant, subject only to the Permitted Encumbrances, that
(i) Tenant is the owner of a valid leasehold estate in and to the Amphitheater Tract on and subject to the terms, provisions and conditions of this Lease, (ii) Tenant is the owner of an irrevocable non-exclusive easement and right to park vehicles on the Parking Tract on and subject to the terms of this Lease, (iii) Tenant is the owner of a valid easement estate pursuant to the Access Easement and the Utility Easement on and subject to the terms of this Lease and (iv) the restrictive covenants imposed upon the Landlord Land pursuant to the provisions of this Lease are enforceable by Tenant in accordance with their terms. The premium for the issuance of the Leasehold Policy shall be paid one-half by Landlord and one-half by Tenant. If Tenant requires the issuance of a Leasehold Mortgagee Policy, the premium for the issuance thereof shall be borne solely by Tenant.

      Section 2.8 No Interest in Fee Estate. Notwithstanding anything contained herein to the contrary, this Lease and the rights and interests conferred hereunder shall not operate or be construed as granting to Tenant (i) any interest in the fee simple estate of the Landlord or (ii) the right, power or privilege to hereafter encumber the fee simple estate of the Landlord.

                                    ARTICLE 3

                                  TERM OF LEASE

      Section 3.1 Initial Term. The Initial Term of this Lease shall begin on the Commencement Date and end on the last day of the tenth (10th) Lease Year. Notwithstanding anything to the contrary contained herein, if the Commencement Date has not occurred by the Drop Dead Date, then either party hereto may, at any time thereafter, terminate this Lease by providing notice thereof to the other party, in which event neither party hereto shall have any further rights, privileges, duties or obligations hereunder. The right to terminate this Lease pursuant to the provisions of the immediately preceding sentence shall terminate upon the occurrence of the Commencement Date.

      Section 3.2 Renewal Options. Tenant shall have four (4) successive options to renew and extend this Lease for ten (10) additional years each, subject to the following terms, provisions and conditions:

            (a) Tenant shall not have the right to exercise any of such options to extend the Term of this Lease at any time during which an Event of Tenant Default is then in existence.

            (b) In order to validly exercise any of its four (4) successive options to extend the Term of this Lease pursuant to the foregoing provisions, Tenant must provide written notice of its election to Landlord no later than one hundred and eighty (180) days prior to the expiration of the then effective Term. If Tenant fails to notify Landlord on or before the date which is one hundred eighty (180) days prior to the expiration of the then effective Term of Tenant's decision to exercise its then applicable option to extend the Term of this Lease, then such failure to so notify shall constitute a waiver of Tenant's right to extend the Term pursuant to the provisions hereof and this Lease shall terminate upon conclusion of the then effective Term.

Each ten (10) year period for which Tenant elects to extend the Term shall be herein called a "Renewal Term" and shall be included within the Term of this Lease.

      Section 3.3 Landlord's Buy-Out Option. Landlord shall have a one-time right and option (the "Special Termination Option") to terminate this Lease, effective as of the end of the twentieth (20th) Lease Year or as of the end of any Lease Year thereafter, in accordance with and subject to the following terms, provisions and conditions:

            (a) in order to validly exercise the Special Termination Option, Landlord must provide written notice to Tenant of its exercise of the Special Termination Option at least five (5) years prior to the date on which the termination of this

      Lease pursuant to the Special Termination Option shall be effective (the "Special Termination Effective Date").

            (b) The Special Termination Effective Date must be the last day of a Lease Year. In no event shall the Special Termination Effective Date be prior to the last day of the twentieth (20th) Lease Year.

            (c) If Landlord elects to terminate this Lease pursuant to the Special Termination Option, then Landlord shall be obligated to pay to Tenant, in immediately available funds, on the Special Termination Effective Date, unless the parties otherwise agree to a different time schedule for payment, an amount equal to the discounted present value, utilizing the then yield on newly issued 10-year U.S. Treasury Bonds as the discount rate, as of the Special Termination Effective Date of the Cash Flow Equivalent Annuity (herein defined).

            (d) As used above, the term "Cash Flow Equivalent Annuity" shall mean a hypothetical right to receive equal annual lump sum payments in an amount equal to the Applicable Cash Flow Amount on November 30 of each calendar year commencing on the first November 30 following the Special Termination Effective Date and continuing until November 30 of the calendar year that this Lease would have terminated had Tenant exercised all renewal options.

            (e) If Landlord has previously exercised the Special Termination Option, then Tenant shall thereafter (i) provide Landlord, with respect to each of the last five (5) Lease Years prior to the Special Termination Effective Date, an annual financial statement for the operations of the Amphitheater and (ii) permit Landlord to examine its books and records concerning or supporting Tenant's calculation of the Cash Flow Amount for each of the last five (5) Lease Years prior to the Special Termination Effective Date.

            (f) Commencing with the date which is six (6) years prior to the last day of the twentieth (20th) Lease Year and at any time thereafter, Landlord shall have the right to provide a notice ("Inquiry Notice") to Tenant requesting a determination and calculation of the Applicable Cash Flow Amount as if, for these purposes only, the Special Termination Effective Date was the last day of the Lease Year which most recently ended before the giving of the Inquiry Notice. Within sixty (60) days after receipt of an Inquiry Notice from Landlord, Tenant shall provide, based upon Tenant's financial books and records, Landlord with a written estimate of the Applicable Cash Flow Amount as if, for these purposes only, the Special Termination Effective Date was the last day of the Lease Year which most recently ended before the giving of the Inquiry Notice. If requested by Landlord, Tenant shall provide Landlord reasonable access to the books and records of Tenant relating to the operation and use of the Amphitheater as may be necessary for

      Landlord to confirm the financial information and procedures used by Tenant in the calculation of the Applicable Cash Flow Amount for these purposes.

            (g) If Landlord fails to pay to Tenant as and when due the amount determined in accordance with the above provisions, and such failure to pay continues for a period of thirty (30) days after Landlord has been given notice thereof, then Tenant shall have the right and option of either (x) treating such failure as a Landlord Event of Default and exercising any and all remedies provided for under or pursuant to the provisions of this Lease following the occurrence of a Landlord Event of Default or (y) requiring that this Lease remain and continue in full force and effect throughout the remaining Term notwithstanding the prior exercise of the Special Termination Option by Landlord.

                                    ARTICLE 4

                              RENT AND IMPOSITIONS

      Section 4.1 Payment of Rent. All Rent payable hereunder by Tenant to or for the account of Landlord is and shall be payable at 9067 Southern Boulevard, P.O. Box 15915, West Palm Beach, Florida 33416-5915.

      Section 4.2 Rights Fee and Loan. In partial consideration for the rights, licenses and estates created in favor of Tenant pursuant to this Lease, Tenant agrees as follows:

            (a) Rights Fee. Tenant shall pay and deliver, in immediately available funds, $600,000.00 to Landlord on the Commencement Date. The Rights Fee represents a payment being made by Tenant to Landlord in consideration for the rights being created in favor of Tenant over the entirety of the Term pursuant to the provisions of this Lease.

            (b) Credit Line. Tenant shall make available to Landlord an advancing type line of credit with a maximum aggregate principal balance of $400,000 ("Credit Line"). The terms of the Credit Line are summarized as follows:

                  (1) Landlord may receive advances under the Credit Line from
            Tenant at any time on or after the Opening Date and before the fifth anniversary of the Opening Date by providing written notice to Tenant of the amount of the advance request.

                  (2) No interest shall be payable on the principal outstanding under the Credit Line from time to time.

                  (3) The aggregate amount of principal advances under the
            Credit Line shall not exceed $400,000.

                  (4) An annual principal payment for each Lease Year shall be payable from Landlord to Tenant in an amount equal to the lesser of
            (i) the Excess Rental Amount for such Lease Year or (ii) the then outstanding principal balance under the Credit Line. The principal installments for each Lease Year shall be payable from Landlord to Tenant on the same date that Tenant's payment of Rent pursuant to
            Section 4.3 hereof for such Lease Year is payable to Landlord, and Tenant shall have the specific right and authority to offset against such payment of Rent an amount equal to the required principal reduction on the Credit Line.

                  (5) Landlord shall execute, prior to any advances being made under the Credit Line, a promissory note in substantially the same form as is attached hereto as Exhibit "B" to evidence its obligation to repay all amounts advanced under the Credit Line.

                  (6) Any principal amounts outstanding under the Credit Line on the ninth anniversary of the Opening Date shall be immediately due and payable from Landlord to Tenant.

      Section 4.3 Annual Rental Payments. For each of the Lease Years included within the Term, Tenant shall pay to Landlord the following amounts as Rent:

            (a) For each of the first thirty (30) Lease Years during the Term, Tenant shall pay to Landlord an annual payment of Rent equal to the greater of (i) the Minimum Rental Amount for such Lease Year or (ii) the Contingent Rental Amount for such Lease Year. The Rent payable for each Lease Year pursuant to the provisions of this Section 4.3(a) shall be payable as follows:

                  (1) On the last day of May, June, July, August and September of such Lease Year, an amount equal to 20% of the Minimum Rental Amount for such Lease Year shall be due and payable.

                  (2) Within thirty (30) days after the end of such Lease Year,
            Tenant shall pay to Landlord the amount, if any, by which the Contingent Rental Amount for such Lease Year exceeds the Minimum Rental Amount for such Lease Year.

            (b) For each of the first thirty (30) Lease Years during the Term, Tenant shall additionally pay to Landlord, within thirty (30) days after the end of such Lease Year, an amount equal to the sum of the following amounts:

                  (1) The First Tranche Percentage of the lesser of (i) the
            total amount of Eligible Revenues for such Lease Year or (ii) $2,000,000.

                  (2) The Second Tranche Percentage of the amount, if any, by which (A) the lesser of (i) the total amount of Eligible Revenues for such Lease Year or (ii) $3,000,000 exceeds (B) $2,000,000.

                  (3) The Third Tranche Percentage of the amount, if any, by which (A) the total amount of Eligible Revenues for such Lease Year exceeds (B) $3,000,000.

      As used herein, (i) the term "First Tranche Percentage" shall mean 1% during each of the first 10 Lease Years and 2% during each of the 11th through 30th Lease Years, inclusive, (ii) the term "Second Tranche Percentage" shall mean 2% during each of the first 10 Lease Years and 4% during each of the 11th through 30th Lease Years, inclusive, and (iii) the term "Third Tranche Percentage" shall mean 5% during each of the first 10 Lease Years and 6% during each of the 11th through 30th Lease Years, inclusive. For purposes of this Section 4.3(b), the references to the amounts "$2,000,000" and "$3,000,000" contained herein shall each be increased at the end of every fifth Lease Year in the same percentage amount by which the CPI Index shall have increased during such five (5) year period.

            (c) For each of the thirty-first (31st) through the fiftieth (50th) Lease Years, inclusive, the total amount of Rent payable by Tenant to Landlord shall be equal to the Fair Market Rental Amount (as herein defined). In this connection, the following provisions shall apply:

                  (1) If, at any time after the end of the twenty-eighth (28th)
            Lease Year, Landlord and Tenant have not executed and entered into an amendment to this Lease setting forth the specific amount of Rent which will be payable during each of the thirty-first (31st) through fiftieth (50th) Lease Years, then either party hereto may commence an arbitration proceeding pursuant to Section 15.13 hereof to determine the Fair Market Rental Amount. If (i) Tenant has exercised the third renewal option provided for in Section 3.2 hereof covering the thirty-first (31st) through the fortieth (40th) Lease Years, inclusive, and (ii) the amount of Rent payable by Tenant to Landlord during each of the thirty-first (31st) through fiftieth (50th) Lease Years has not been determined by agreement or arbitration on or before the date which is 120 days prior to the end of the thirtieth
            (30th) Lease Year, then Landlord and Tenant shall be obligated and required to commence at such time an arbitration proceeding pursuant to Section 15.13 hereof to determine the Fair Market Rental Amount.

                  (2) If Tenant has exercised the third renewal option provided for in Section 3.2 hereof covering the thirty-first (31st) through fortieth (40th) Lease Years, inclusive, before determination of the Fair Market Rental Amount, then Tenant shall have the express right and authority to thereafter cancel its exercise of such renewal option upon final determination of the Fair Market Rental Amount. If the thirty-first (31st) Lease Year commences before determination of the Fair Market Rental Amount, then the amount of the Rent payable by Tenant to Landlord shall be, until determination of the Fair Market Rental Amount, equal to the amount of Rent payable during the thirtieth (30th) Lease Year and, upon determination of the Fair Market Rental Amount, Landlord and Tenant shall make appropriate payments and adjustments between themselves as may be necessary to reflect any overpayment or underpayment of the actual amount of Rent which would have been due in accordance with the Fair Market Rental Amount.

                  (3) As used herein, the term "Fair Market Rental Amount" shall mean, as of the commencement of the thirty-first (31st) Lease Year, the amount of annual rent which a willing tenant would then pay to a willing landlord, neither under a compulsion to enter into a lease transaction, for lease of the Amphitheater upon the terms and conditions contained herein for a twenty (20) year term and taking into consideration the size, purpose and condition of the Amphitheater as it then exists.

                  (4) For purposes of any arbitration proceeding to be conducted pursuant to Section 15.13 hereof to determine the Fair Market Rental Amount, the arbitrators to be designated in accordance with the provisions of Section 15.13 hereof must each be Qualified Appraisers.

      Section 4.4 Payment of Impositions and Sales Tax.

            (a) During the Term, Tenant will pay as and when the same shall become due all Impositions. Impositions for the tax year in which this Lease commences as well as during the year in which the Term ends shall be apportioned so that Tenant shall pay its proportionate share of the Impositions for such periods of time. Where any Imposition that Tenant is obligated to pay may be paid pursuant to law in installments, Tenant may pay such Imposition in installments as and when such installments become due. Tenant shall furnish to Landlord, promptly upon receipt thereof, copies of all notices of Impositions. Upon the payment by Tenant of any Impositions, Tenant shall deliver to Landlord evidence of such payment.

            (b) Tenant shall pay to Landlord all state and local sales taxes which are applicable to, or payable in connection with, the Rent payable by Tenant to Landlord pursuant to the provisions of this Lease. Landlord shall be responsible for collecting, receipting and delivering all such sales taxes to the appropriate Governmental Authorities.

      Section 4.5 Tax Contests.

            (a) Tenant shall have the right, at its own expense, to contest the amount or validity, in whole or in part, of any Imposition by appropriate proceedings diligently conducted in good faith but only after payment of such Imposition unless such payment, in Tenant's reasonable judgment, would operate as a bar to such contest or would adversely affect Tenant's chances for success in such contest, in which event, payment of such Imposition shall be postponed if and only so long as:

                  (1) Neither the Entire Tract nor any part thereof would by reason of such postponement or deferment be, in the reasonable judgment of Landlord, in danger of being forfeited, lost or materially affected; and

                  (2) Tenant shall have deposited with Landlord, or at the
            election of Tenant, a bank or trust company ("Escrow Agent"), mutually acceptable to Landlord and Tenant, cash in the amount so contested and unpaid, together with all interest and penalties in connection therewith and all charges that may or might be assessed against or become a charge on the Entire Tract or any part thereof in such proceedings (to the extent the amounts of all such interest, penalties and charges are then ascertainable).

      Upon the termination of any proceedings, it shall be the obligation of Tenant to pay the amount of such Imposition or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interests, penalties or other liabilities in connection therewith, and, upon such payment, Landlord shall return (or shall direct the Escrow Agent to return) any amount deposited with it, not theretofore expended, with respect to such Imposition; provided, however, Landlord shall, if requested by Tenant, disburse said monies on deposit with it (or shall direct the Escrow Agent to disburse said monies on deposit with it) direct to the imposing authority to whom such Imposition is payable. If, at any time during the continuance of such proceedings, Landlord shall reasonably deem the amount deposited as aforesaid insufficient, Tenant shall, upon demand, make an additional deposit, as aforesaid, of such additional sums as Landlord reasonably may request. Nothing herein contained, however, shall be so construed as to allow such Imposition to remain unpaid for such length of time as shall permit the Amphitheater Tract, or any part thereof, to be sold, taken or otherwise adversely affected by any Governmental Authority for the non-payment of the same; and if at any time, in the reasonable judgment of Landlord, it shall become necessary to do so, Landlord, after notice to Tenant, may direct the application of the said monies as deposited or so much thereof as may be required to prevent the adverse action against the Amphitheater Tract. If the amount so deposited as aforesaid shall exceed the amount of such payments, then the excess shall be paid to Tenant or, in case there shall be any deficiency, the amount of such deficiency shall be promptly paid by Tenant. Tenant shall promptly furnish Landlord with copies of all proceedings and documents with regard to any such contest, and Landlord shall have the right, at its expense, to participate therein.

            (b) Landlord will, at the request of Tenant, reasonably cooperate in contesting the amount or validity, in whole or in part, of any Imposition. In that connection, Landlord shall execute, within fifteen (15) days after receipt of written request therefor, any and all documents reasonably requested by Tenant in connection with the foregoing. Tenant shall reimburse Landlord for all out-of-pocket expenses incurred by Landlord (including reasonable attorney's fees) in performing their obligations under this Section 4.5. Notwithstanding anything contained herein to the contrary, nothing in this Lease shall be construed as requiring Landlord to do anything or execute any document which may, in Landlord's reasonable opinion, cause Landlord or its property or transactions to be subject to an Imposition for which it is not otherwise liable.

      Section 4.6 Evidence Concerning Impositions. The certificate, advice, bill, or statement issued or given by the appropriate officials authorized by law to issue the same or to receive payment of any Imposition of the existence, nonpayment, or amount of such Imposition shall be prima facie evidence for all purposes of the existence, nonpayment, or amount of such Imposition.

      Section 4.7 Separate Assessment and Rendition.

            (a) Landlord hereby grants and gives permission to Tenant to render the Premises and any improvements situated thereon from time to time during the Term for each Governmental Authority imposing Impositions thereon and may, if Tenant shall so desire, endeavor at any time or from time to time to obtain a lowering of the valuation of the Premises and any improvements situated thereon for the purpose of reducing Impositions thereon and, in such event, Landlord will, at the request of Tenant, reasonably cooperate in effecting such a reduction. In that connection, Landlord shall execute, within fifteen (15) days after receipt of written request therefor, any and all documents reasonably requested by Tenant in connection with the foregoing. Tenant shall reimburse Landlord for all out-of-pocket expenses incurred by Landlord (including reasonable attorney's fees) in performing its obligations under this Section 4.7.

            (b) To the extent that Tenant is permitted by the appropriate Governmental Authorities to do so, Tenant agrees that Tenant will cause the Premises to be separately assessed from the Fairground Tract and the Parking Tract. Landlord hereby agrees to sign, to file and to process such subdivision documents with the appropriate Governmental Authorities, all as may be reasonably requested by Tenant to obtain such separate assessment of the Premises and, further, to cooperate with Tenant in satisfying any additional requirements relative thereto. For any tax year for which the Premises is not separately assessed from Landlord Land, Landlord and Tenant shall apportion the amount of Impositions due for such taxable year on a per acre basis between the Premises, on the one hand, and the Fairground Tract and the Parking Tract, on the other hand.

      Section 4.8 Landlord's Right to Perform Tenant's Obligation as to Impositions. If Tenant fails to timely pay any Imposition for which it is responsible hereunder and if Tenant is not contesting the validity or amount of such Imposition pursuant to the provisions of Section 4.5 hereof, then Landlord may, at its election (but without obligation), pay such Imposition with any interest and penalties due thereon, and the amount so paid shall be repayable by Tenant, on demand, together with interest thereon at the Permitted Rate from the date of such payment until repaid. Before Landlord may pay any Imposition on behalf of Tenant, Landlord shall give Tenant fifteen (15) days' prior written notice thereof.

      Section 4.9 Accounting Books and Records. Tenant shall keep and maintain complete, true and accurate records, books and accounts, at the Amphitheater, in accordance with good and sound accounting practices, of its gross revenues and other transactions and financial matters relating to the obligations of Tenant under this Lease, including, but not limited to, ticket revenues, parking receipts, concession revenues and sponsorship revenues. Landlord shall have the right, during regular business hours and upon reasonable advance notice to Tenant, to examine and inspect the books and records of Tenant, including any tax reports pertaining to the transactions relating to this Lease, for the purpose of investigating and verifying the accuracy of any statement of revenue derived from the use of the Amphitheater by Tenant. Tenant shall keep all of these records for a minimum of three years. Any inspection conducted by Landlord of the books, records and accounts of Tenant pursuant to this Section 4.9 shall be limited in scope exclusively to the business records of Tenant regarding the transactions contemplated in this Agreement and shall not extend to any other books, records, accounts or business ventures of Tenant or its partners.

      Section 4.10 Annual Reports and Audit Rights. Within ninety (90) days after the completion of each Lease Year, Tenant shall provide to Landlord a complete report of the Ticket Revenue Amount for such Lease Year and of the amount of Eligible Revenues for such Lease Year prepared by Tenant in a form consistent with sound accounting practices. Additionally, Landlord may once in a calendar year cause an audit of the business and transactions of Tenant relating to this Lease to be made by a certified public accountant selected by Landlord and if the statement of receipts and revenues previously made to Landlord is found to be inaccurate, then there shall be an appropriate adjustment, and one party shall pay to the other on demand the sums necessary to settle in full the accurate amount of money that should have been paid to Landlord or retained by Tenant for the period or periods covered by the inaccurate statement or statements. If the certified audit discloses an inaccuracy or an error of greater than five percent (5%) in the amount of receipts or revenues reported by Tenant for the period of the report, then Tenant shall immediately pay to Landlord the cost of the audit; otherwise, the cost of the audit shall be paid by Landlord. Any audit conducted by a certified public accountant on behalf of Landlord shall be limited in scope exclusively to the business records and transactions of Tenant relating to its obligations under this Lease and shall not extend to any other books, records, accounts or businesses of Tenant. Any inspection or audit conducted by Landlord pursuant to this Section 4.10 shall be conducted at Amphitheater, where Tenant shall make its records available to Landlord. Tenant agrees to cooperate with any auditor selected by Landlord for this purpose.

      Section 4.11 Rent for Calendar Year 1995. To avoid any ambiguity or uncertainty, it is hereby specified and acknowledged that no Rent shall be due or payable pursuant to the provisions of Section 4.3 hereof with respect to calendar year 1995; however, notwithstanding the provisions contained in Article 7 hereof, Landlord shall have the express right, privilege and authority to hold, conduct and present the Heritage Festival in November, 1995, but not at any other time, on the Landlord Land in a manner similar to the holding, conducting and presentation of the Heritage Festival in prior years.

                                    ARTICLE 5

                        CONSTRUCTION, USE AND MAINTENANCE
                                 OF AMPHITHEATER

      Section 5.1 Conditions Precedent. Tenant's obligations under this Lease shall be conditioned upon satisfaction and fulfillment of the following conditions precedent:

            (a) Tenant having obtained all of the Required Permits ("Development Permit Condition") in a manner which will satisfy the following provisions:

                  (1) The Required Permits shall not contain any provision which imposes any requirement or obligation which could, in Tenant's reasonable discretion, have a substantial adverse impact on the ultimate construction, use, maintenance or operation of the Amphitheater.

                  (2) The deadlines imposed upon Tenant pursuant to the Required
            Permits for commencement and completion of construction and commencement of use of the Amphitheater shall be commercially reasonable and reasonably performable by Tenant.

      7. Placement of Phone Lines. A new clause (d) is hereby added at the end of Section 2.3 of the Lease to read as follows:

            (d) Landlord shall not agree to the future placement and location of any phone utility lines anywhere on the Amphitheater Tract or the Parking Tract pursuant to that certain Right-of-way Easement recorded January 24, 1975, in Official Records Book 2386, Page 356 of Palm Beach County, or otherwise, without the prior consent of Tenant, such consent not to be unreasonably withheld.

      8. Conformance with Utility Development Obligations. A new Section 11.7 is hereby added at the end of Article 11 of the Lease to read in its entirety as follows:

            11.7 Development Agreement. Landlord represents and warrants to Tenant that all of the obligations imposed upon, or undertaken by, Landlord pursuant to the provisions of that certain Agreement dated May 25, 1982, and entered into by and between Landlord and Palm Beach County relating to the construction of certain water and sewer facilities have been fully and completely fulfilled and discharged.

      9. Clean-Up of Parking Facilities. A new Section 8.3 is hereby added at the end of Article 8 of the Lease to read in its entirety as follows:

            8.3   Clean-Up of Parking Facilities.

                  (a) Tenant shall be responsible for removing, at its sole cost and expense, all trash, litter and other debris from the Parking Facilities as soon as reasonably possible following the completion of each major use of the Parking Facilities by, through or under Tenant, but in any event prior to the next major use of the Parking Facilities.

                  (b) Landlord shall be responsible for removing, at its sole cost and expense, all trash, litter and other debris from the Parking Facilities as soon as reasonably possible following the completion of each major use of the Parking Facilities by, through or under Landlord, but in any event prior to the next major use of the Parking Facilities.

      10. New Exhibits. Exhibits "E-1," E-2" and "E-3" attached to this Amendment are hereby deemed to be attached and appended to the Lease as Exhibits "E-1," "E-2" and "E-3," respectively.

      11. Ratification. Except as expressly amended hereby, the parties hereto do hereby ratify, confirm and reaffirm the terms, provisions and conditions contained in the Lease and agree to be bound by all of the provisions thereof on, subject to and in accordance with the provisions contained therein. In particular, Landlord and Tenant each hereby agree and acknowledge that the Lease is currently a binding, subsisting and enforceable agreement on and subject to the terms, conditions and provisions contained therein (as amended hereby) notwithstanding any prior application of the provisions of Section 15.18 of the Lease.

      WITNESS the execution hereof effective as of the date and year first above written.

                                       PAVILION PARTNERS

                                       By: SM/PACE, INC., its general partner


                                           By: /s/ Brian E. Becker
                                               ---------------------------------
                                               Name:  Brian E. Becker
                                               Title: C.E.O.

                                       SOUTH FLORIDA FAIR AND PALM BEACH COUNTY
                                       EXPOSITIONS, INC., a Florida not-for-
                                       profit corporation

                                       By: /s/ Raymond C. Tylander
                                           -------------------------------------
                                       Name:  Raymond C. Tylander
                                       Title: President

                                 Exhibit "E-1"

                               [GRAPHIC OMITTED]

                                 Exhibit "E-2"

                               [GRAPHIC OMITTED]

                                [PHOTO OMITTED]

                      Picket fence behind concrete barrier

                                [PHOTO OMITTED]

                           North side of Lake Brantley

                                  Exhibit "E-3"

                         [Letterhead of Sewell & Riggs]

                                 August 28, 1995

Mr. Jeffry B. Lewis
PACE Entertainment Corporation
515 Post Oak Boulevard, Suite 300
Houston, Texas 77057

      Re:   SOUTH FLORIDA FAIR AND PALM BEACH COUNTY EXPOSITIONS, INC.

Dear Jeff:

      In connection with the proposed amphitheater to be constructed in West Palm Beach, enclosed with this letter for your files and records are the following:

      1. Copy of the fully executed Second Amendment to Lease Agreement by and between South Florida Fair and Palm Beach County Expositions, Inc. and Pavilion Partners; and

      2. Copy of the fully executed Escrow Agreement between and among South Florida Fair and Palm Beach County Expositions, Inc., Pavilion Partners and First Union National Bank of Florida.

      If you should have any questions or comments, please give me a call.

                                       Sincerely,



                                       /s/ Michael F. Rogers

                                       Michael F. Rogers

MFR:rmg
Enclosures

                       SECOND AMENDMENT TO LEASE AGREEMENT

      THIS SECOND AMENDMENT TO LEASE AGREEMENT ("Second Amendment") is executed and entered into effective as of this 31st day of July, 1995, by and between SOUTH FLORIDA FAIR AND PALM BEACH COUNTY EXPOSITIONS, INC. ("Landlord") and PAVILION PARTNERS ("Tenant").

                                    RECITALS

      A. Under effective date of January 4, 1995, Landlord and Tenant entered into that certain Lease Agreement, Easement Agreement and Declaration of Restrictive Covenants ("Original Lease") relating to the lease of certain real property located in Palm Beach County, Florida, for the construction of an outdoor entertainment facility thereon by Tenant.

      B. Landlord and Tenant have previously modified and amended certain provisions contained in the Original Lease pursuant to that certain First Amendment to Lease Agreement dated June 5, 1995 (as so amended, the Original Lease being herein called the "Lease").

      C. Landlord and Tenant desire to further amend certain provisions of the Lease as set forth herein.

                                    AGREEMENT

      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

      1. Defined Terms. All capitalized terms used in this Amendment which are not defined herein shall have the meanings assigned by the provisions of the Lease.

      2. Extension of Drop Dead Date. Section 1.1(a)(15) of the Lease is hereby deleted in its entirety and replaced with the following:

            (15) "Drop Dead Date" shall mean, subject to the succeeding provisions hereof, August 11, 1995. The Drop Dead Date may thereafter be extended to August 31, 1995 in accordance with the following provisions:

                  (i) If Landlord has not caused all of the Encumbrances (other than the Permitted Encumbrances) to be removed or cured, to the satisfaction of Tenant, on or before August 11, 1995, then the Drop Dead Date shall be automatically extended until August 31, 1995 with no further action required by either Landlord or Tenant.

                  (ii) If Landlord has caused all of the Encumbrances (other than the Permitted Encumbrances) to be removed or cured, to the satisfaction of Tenant, on or before August 11, 1995, then Tenant shall have the right and option to unilaterally extend the Drop Dead Date until August 31, 1995, by (A) delivering notice of the exercise of such option to Landlord on or before August 14, 1995 and (B) delivering to Landlord, within three (3) business days after provision of the notice of the exercise of such option, a non-refundable payment of $50,000.00 which will be credited against and toward Tenant's obligation to pay the Rights Fee on the Commencement Date pursuant to Section 4.2(a) hereof.

      In addition to the foregoing, if the Commencement Date has not occurred on or before the Drop Dead Date by reason of the occurrence of one or more Unavoidable Delays, then the Drop Dead Date shall be extended by a length of time equal to the duration of such Unavoidable Delays.

      3. Modification of Description of Amphitheater Tract. Exhibit "A-2" attached to the Lease is hereby deleted in its entirety and replaced with the metes and bounds description attached to this Amendment as Exhibit "A-2".

      4. Designation of Parking Tract. Exhibit "A-3" attached to the Lease is hereby deleted in its entirety and replaced with the metes and bounds description attached to this Amendment as Exhibit "A-3".

      5. Provisions Regarding Rights Fee.

      (a) Section 1.1(a)(67) of the Lease is hereby deleted in its entirety and replaced with the following:

            (67) "Rights Fee" shall mean the aggregate payment of $600,000.00 due from Tenant to Landlord as required pursuant to the provisions of
      Section 4.2(a) hereof.

      (b) Section 4.2(a) of the Lease is hereby deleted in its entirety and replaced with the following:

            (a) Tenant is obligated to pay and deliver to Landlord the aggregate sum of $600,000.00 as a Rights Fee in accordance with the following provisions:

                  (1) Tenant has previously paid, and Landlord acknowledges
            prior receipt of, a $50,000.00 non-refundable payment which shall be credited towards the $600,000.00 Rights Fee obligation described in this Section 4.2(a).

                  (2) If Tenant exercises its right and option to extend the
            Drop Dead Date to August 31, 1995 pursuant to the provisions of
            Section 1.1(a)(15)(ii) of this Lease, then the non-refundable payment of $50,000.00 payable in accordance with such provisions shall be credited towards the aggregate $600,000.00 Rights Fee payment described in this Section 4.2(a).

                  (3) The unpaid balance of the aggregate $600,000.00 Rights Fee shall be due and payable on the Commencement Date.

      In addition, if Tenant exercises the option to extend the Drop Dead Date to August 31, 1995 pursuant to the provisions of Section 1.1(a)(15)(ii) of this Lease, then Tenant shall be obligated to pay and deliver to Landlord on the Commencement Date an additional sum equal to the amount of interest which would have accrued on the unpaid portion of the Rights Fee from and after August 11, 1995 until the actual date of payment of the Rights Fee at a rate of 6.5% per annum. The Rights Fee represents a payment being made by Tenant to Landlord in consideration of the rights being created in favor of Tenant over the entirety of the Term pursuant to the provisions of this Lease.

      6. Provisions Regarding Sales Tax. A new clause (c) is hereby added at the end of Section 4.5 of the Lease to read in its entirety as follows:

            (c) Landlord hereby agrees that Tenant shall not be required to pay to Landlord any sales tax which could potentially be applicable with respect to any Rent (including, without limitation, the Rights Fee) payable hereunder ("Potential Sales Tax") which both Tenant and Landlord mutually believe are not rightfully due and owing under applicable law. Notwithstanding the foregoing, Tenant shall indemnify and hold Landlord harmless from and against any claim, demand, cause of action or proceeding asserted, brought or filed against Landlord in connection with or relating to any Potential Sales Tax which is not paid by Tenant pursuant to the provisions hereof including, without limitation, any and all penalties and interest thereon and attorneys' fees and other costs of defense related thereto. Notwithstanding the provisions of clause (a) of this Section 4.5, Tenant shall have the right, at its own expense, to contest the amount or validity, in whole or in part, of any Potential Sales Tax by appropriate proceedings diligently conducted in good faith without the requirement of any prior payment of, or escrow for, such Potential Sales Tax. For purposes of the forgoing provisions, Landlord and Tenant each hereby confirm their mutual belief that no state, county or local sales tax is due and owing in respect of the Rights Fee payable hereunder because of the tax exempt status of the Landlord.

      7. Timing of Construction. The first sentence of Section 5.2(a) is hereby deleted and replaced with the following:

      Subject to Unavoidable Delays, Tenant shall (i) commence construction of the Amphitheater on the Amphitheater Tract within five (5) business days after issuance of Tenant's soil disturbance permit, (ii) diligently and continuously pursue completion of construction of the Amphitheater after commencement of construction and (iii) substantially complete construction of the Amphitheater on or before March 31, 1996. Landlord specifically agrees and authorizes Tenant to commence construction of the Amphitheater on the Amphitheater Tract pursuant to the foregoing provisions even though construction activity may begin prior to the Commencement Date.

      B. New Retention Ponds, New Auto Auction Lots and Demolition of Speedway Facilities. Section 5.2(b) of the Lease is hereby deleted in its entirety and replaced with the following:

      (b) Landlord and Tenant hereby agree to the following matters:

                  (1) Tenant hereby agrees and covenants with Landlord that it will construct a shell rock parking lot on the site designated as the "New Auto Auction Lot" on the plat attached hereto as Exhibit "F" to approximately the same standards and specifications as the shell rock parking lot currently located on the site designated as the "Old Auto Auction Lot" on Exhibit "F" attached hereto.

                  (2) Landlord hereby grants to Tenant the right, for no
            additional fee or charge, to enter into and go upon the Fairground Tract at the specific locations identified as the "Dig Areas" on Exhibit "F" attached hereto, for purposes of digging retention ponds ("New Retention Ponds") at such sites and removing the earth, clay and soil therefrom and placing such earth, clay and soil on the Amphitheater Tract to be incorporated into the Amphitheater's berm. The construction work associated with the creation of the New Retention Ponds shall be done at the sole cost and expense of Tenant and in compliance with all Applicable Legal Requirements. In addition, Tenant agrees that the banks surrounding the New Retention Ponds shall be seeded or sodded in a manner reasonably acceptable to both Tenant and Landlord. That portion of the work associated with the digging and creation of the New Retention Ponds which will destroy the Old Auto Auction Lot may not be commenced until completion of the work described in clause (1) above in regard to the construction of the New Auto Auction Lot.

                  (3) On and subject to the conditions set forth below, Tenant agrees to (A) remove the earth, clay and soil constituting the berm formally used as a part of Landlord's speedway on the Fairground Tract, (B) demolish and remove the old speedway building located adjacent to the speedway berm and (C) cause the area comprising the speedway berm and the old speedway building to be left in a level, graded condition. The foregoing obligations are subject to the following conditions:

                        (i) Tenant shall not be obligated to do any of the
                  foregoing if any permits are required to be obtained to complete such work unless Landlord obtains such required permits, at its sole cost and expense, prior to completion of construction of the Amphitheater's berm so that Tenant may use the materials in the speedway berm and the speedway building as a part of the Amphitheater's berm.

                        (ii) Tenant shall not be obligated to do any of the
                  foregoing if Tenant determines, in its reasonable discretion, that the materials contained in the speedway berm or speedway building are not suitable for incorporation into the Amphitheater's berm by reason of the existence of any hazardous substances therein.

                  (4) Upon completion of the construction of the New Retention
            Ponds, Tenant shall, as soon thereafter as is reasonably practicable, but in no event later than December 15, 1995, construct a north-south roadway on the Fairground Tract immediately adjacent to and along the easterly boundary of the Amphitheater Tract providing access between the two east-west roadways located immediately to the north and the south of the Amphitheater Tract, respectively, with a 15-foot wide asphalt surface located within the middle of a 20-foot wide graded, level right-of-way area.

      9. Modification of Development Obligations. Notwithstanding the provisions of Section 5.12 of the Lease, Landlord hereby agrees with Tenant as follows:

                  (a) Landlord shall complete the removal of all trailers, utility connections and other improvements or fixtures on the Trailer Park pursuant to Section 5.12(a)(i) of the Lease on or before August 18, 1995.

                  (b) The Landlord shall clear up to 250 feet of the southerly portion of the Trailer Park pursuant to Section 5.12(a)(i) of the Lease. The shell rock parking lot to be constructed by Tenant pursuant to Section 5.2(b)(1) of the Lease (as amended hereby) shall be coextensive with the portion of the Trailer Park cleared by Landlord pursuant to Section 5.1 2(a)(i) of the Lease.

                  (c) Landlord shall relocate the entrance of the Trailer Park to the southern side of the Trailer Park.

      10. Tenant's Secondary Use of Landlord's Parking Areas. A new Section 8.4 is hereby added at the end of Article 8 of the Lease to read in its entirety as follows:

            Section 8.4 Tenant's Use of Landlord's Parking Areas.

                  (a) Reference is made to the following:

                        (1) There are certain parking lots and improvements
                  ("Landlord's Parking Facilities") located on the Fairground Tract which are used by Landlord in conducting its various activities and businesses on the Fairground Tract.

                        (2) Due to the size of the Parking Tracts and the number
                  of vehicles that can feasibly be parked thereon, it is possible that, on the night of an event or performance to be held at the Amphitheater for which the expected crowd will be at or near the Amphitheater's capacity ("Large Attendance Night"), there will not be a sufficient number of parking spaces within the Parking Facilities to accommodate all of the vehicles of the Amphitheater's Patrons.

                  (b) Landlord hereby grants to Tenant a limited, non-exclusive right and license ("Limited Parking License") to use the Landlord's Parking Facilities on each Large Attendance Night on and subject to the following provisions:

                        (1) As a condition to Tenant's right to use any portion
                  of the Landlord's Parking Facilities on a Large Attendance Night pursuant to the Limited Parking License, Tenant must provide written notice ("Parking Use Notice") to Landlord no earlier than 45 days and no later than 10 days before such Large Attendance Night specifying the maximum expected number of parking spaces within the Landlord's Parking Facilities which will be required by Tenant on the Large Attendance Night specified in such Parking Use Notice.

                        (2) The number of parking spaces in the Landlord's
                  Parking Facilities which Tenant may use pursuant to the Limited Parking License on any Large Attendance Night shall not exceed the lesser of (i) the number of spaces specified in the Parking Use Notice for such Large Attendance Night or (ii) the number of spaces which Landlord notifies Tenant within 5 days after receipt of such Parking Use Notice will be available in the Landlord's Parking Facilities for use by Tenant on such Large Attendance Night after subtracting the number of spaces which the Landlord reasonably expects to put to use during such Large Attendance Night for its own purposes.

                        (3) Without the prior consent of Landlord, Tenant may
                  not begin parking the vehicles of the Amphitheater's Patrons in the Landlord's Parking Facilities on a Large Attendance Night pursuant to the Limited Parking License until the Parking Facilities are substantially full.

                        (4) So long as the minimum number of spaces determined
                  in accordance with clause (2) above are provided for Tenant's use, Landlord shall have the right to designate the portions of the Landlord's Parking Facilities which will be available for Tenant's use on a Large Attendance Night pursuant to the Limited Parking License; provided, however, Landlord shall act reasonably in making such space allocations to take into account the proximity of the spaces designated for the Tenant's use to the Amphitheater and the proximity of the spaces retained by the Landlord to the locale of Landlord's event being held on the Fairground Tract. Tenant shall have the right to "rope off" the areas designated for its use and restrict access thereto.

                        (5) For purposes of Section 8.3 hereof and Article 9
                  hereof, the portions of the Landlord's Parking Facilities which are used by Tenant on any Large Attendance Night pursuant to the Limited Parking License shall be deemed to be a part of the Parking Facilities. All revenues attributable to the use of the Landlord's Parking Facilities by Tenant pursuant to the Limited Parking License shall be the sole and exclusive property of Tenant.

                        (6) Tenant hereby agrees and acknowledges that, with
                  respect to the portion of the Landlord's Parking Facilities designated as the "New Auto Auction Lot" on the plat attached hereto as Exhibit "F", the Limited Parking License is subject and subordinate to the prior right of AA Property Holdings, Inc. and ADT Automotive, Inc. to use the New Auto Auction Lot for purposes of parking vehicles thereon in connection with the operation of its auto auction business.

                        (7) The Landlord's Parking Rep and the Tenant's Parking
                  Rep will work together in a reasonable and logical manner to implement the logistics of Tenant's use of the Landlord's Parking Facilities pursuant to the Limited Parking License.

      11. Insurance Provisions. The phrase "additional named insured" appearing in Section 6.1(c) and in Section 9.3 of the Lease are each hereby amended to be references to the phrase "additional insured."

      12. New Exhibit. Exhibit "F" attached to this Amendment is hereby deemed to be attached and appended to the Lease as Exhibit "F" thereto.

      13. Ratification. Except as expressly amended hereby, the parties hereto do hereby ratify, confirm and reaffirm the terms, provisions and conditions contained in the Lease and agree to be bound by all of the provisions thereof on, subject to and in accordance with the provisions contained therein.

      14. Replacement of Letter Agreement. This Second Amendment replaces and supersedes in all respects the letter agreement dated July 28, 1995 and signed on behalf of Tenant by Michael F. Rogers and on behalf of Landlord by John Fenn Foster.

      15. Right of Set-Off Related to Landlord's Mortgage. Tenant shall have the express right and authority to advance its own funds to cure any monetary default existing under or in respect of any indebtedness secured by a lien on Landlord's fee estate in the Entire Tract. If Tenant should ever advance its own funds pursuant to the provisions of the immediately preceding sentence, then (i) Landlord shall immediately repay all of such amounts so advanced, together with interest thereon at the Permitted Rate upon demand and (ii) Tenant shall have the express right of set-off from any sums due and owing under the Lease to Landlord for recoupment of all amounts so advanced. Notwithstanding the foregoing, Tenant expressly agrees and acknowledges that the provisions of this Paragraph 15 shall not be binding upon any person that acquires ownership of the fee estate in the Entire Tract pursuant to a foreclosure of, or conveyance in lieu of foreclosure in respect of, any lien on the fee estate in the Entire Tract.

      WITNESS THE EXECUTION HEREOF effective as of the date and year first above written.

                                       PAVILION PARTNERS

                                       By: SM/PACE, INC., its general partner

                                           By: Jeffry B. Lewis
                                               ---------------------------------
                                               Name:  Jeffry B. Lewis
                                               Title: Secretary

                                                                        "TENANT"



                                       SOUTH FLORIDA FAIR AND PALM BEACH
                                       COUNTY EXPOSITIONS, INC., a Florida
                                       not-for-profit corporation

                                       By: /s/ Raymond C. Tylander
                                           -------------------------------------
                                           Name:  Raymond C. Tylander
                                           Title: President

                                                                      "LANDLORD"

                                  EXHIBIT "A-2"

                              AMPHITHEATER PARCEL

A portion or Tracts 17, 18, 19 and 20, Block 7, PALM BEACH FARMS COMPANY. PLAT NO. 3, recorded in Plat Book 2, Pages 45 through 54, Public Records of Palm Beach County, Florida, being more particularly described as follows:

COMMENCING at the Northwest corner of Tract 29, Block 7, of said PALM BEACH FARMS COMPANY PLAT NO. 3, thence North 00-55-30 West, a distance of 60.00 feet to a point 60.00 feet North of as measured at a 90 degree angle to the North line of said Tract 29; thence South 89-50-54 West, a distance of 16.72 feet to the POINT OF BEGINNING; thence North 04-33-57 East, a distance of 23.40 feet to the Point of Curvature of a curve concave to the southwest having a radius or
86.00 feet; thence northwesterly along the arc of said curve through a central angle of 94-27-03, a distance of 141.77 feet to the Point of Tangency; thence North 89-53-06 West, a distance of 113.47 feet; thence North 06-43-58 West, a distance of 59.63 feet; thence North 10-23-49 West, a distance of 376.62 feet; thence North 00-00-00 West, a distance of 168.46 feet; thence North 89-38- 52 East, a distance of 250.67 feet; thence South 87-47-17 East, a distance of
585.09 feet; thence South 26-31-59 East, a distance of 85.04 feet to the Point of Curvature of a curve concave westerly having a radius of 590.00 feet; thence southerly along the arc of said curve through a central angle of 63-12-28, a distance of 650.88 feet to a point on a non-tangent line; thence South 89-50-54 West, a distance or 546.53 feet to the POINT OF BEGINNING.

Containing 13.510 acres, more or less.

                                  EXHIBIT "A-3"

                                 PARKING TRACT A

A portion of Tracts 17, 18, 19 and 20, Block 7, PALM BEACH FARMS COMPANY. PLAT NO. 3, recorded in Plat Book 2, Pages 45 through 54, Public Records of Palm Beach County, Florida, being more particularly described as follows:

COMMENCING at the Northwest corner of Tract 29, Block 7, of said PALM BEACH FARMS COMPANY PLAT NO. 3, run thence North 00-55-30 West, a distance of 60.00 feet to a point 60.00 feet North od as measured at a 90 degree angle to the North line of said Tract 29; thence South 89-50-54 West, a distance of 16.72 feet; thence North 04-33-57 East, a distance of 23.40 feet to the Point of Curvature of a curve concave to the southwest having a radius of 86.00 feet; thence northwesterly along the arc of said curve through a central angle of 94-27-03, a distance of 141.77 feet to the Point of Tangency; thence North 89-53-06 West, a distance of 113.47 feet; thence North 06-43-58 West, a distance of 59.63 feet; thence North 10-23-49 West, a distance of 166.14 feet to the POINT OF BEGINNING; thence South 89-04-30 West, a distance of 263.38 feet; thence South 00-55-30 East, a distance of 198.00 feet; thence South 89-04-30 West, a distance of 473.00 feet; thence North 00-55-30 West, a distance of
616.73 feet; thence North 89-04-30 East, a distance of 128.60 feet; thence North 02-44-46 East, a distance of 529.74 feet; thence North 89-05-43 East, a distance of 1128.97 feet; thence South 00-54-17 East, a distance of 275.64 feet; thence South 45-54-17 East, a distance of 41.21 feet; thence North 89-05-43 East, a distance of 129.07 feet; thence South 00-55-30 East, a distance of 295.71 feet; thence North 87-47-17 West, a distance of 495.22 feet; thence South 89-38-52 West, a distance of 250.67 feet; thence South 00-00-00 East, a distance of
168.46 feet; thence South 10-23-49 East, a distance of 210.48 feet to the POINT OF BEGINNING.

Containing 24.628 acres, more or less.


                                 PARKING TRACT B

A portion of Tracts 17, 18, 19 and 20, Block 7, PALM BEACH FARMS COMPANY, PLAT NO. 3, recorded in Plat Book 2, Pages 45 through 54, Public Records of Palm Beach County, Florida, being more particularly described as follows:

Commencing at the Northwest corner of Tract 29 said Palm Beach Farms Company Plat No. 3, run thence South 00-57-57 East along the West line of said Tract 29, a distance of 56.74 feet; thence South 89-04-30 West (departing from said West line), a distance of 42.72 feet to the Point of Beginning; thence South 35-00-45 West, a distance of 190.55 feet to the Point of Curvature of a curve concave easterly having a radius of 530.00 feet; thence southerly along the arc of said curve through a central angle of 35-58-42, a distance of 332.81 feet to the Point of Tangency; thence South 00-57-57 East, a distance of 122.17 feet; thence North 89-02-03 East, a distance of 270.84 feet; thence South 00-57-57 East, a distance of 555.55 feet; thence South 89-03-16 West, a distance of 964.77 feet; thence South 00-58-57 East, a distance of 342.15 feet; thence North 88-31-05 West, a distance of 301.18 feet; thence North 44-45-17 West, a distance of 34.58 feet; thence North 00-59-28 West, a distance of 886.78 feet; thence North 89-04-30 East, a distance of 377.69 feet; thence North 00-55-30 West, a distance of 561.46 feet; thence North 89-04-30 East, a distance of 320.00 feet; thence South 00-55-30 East, a distance of 108.00; thence North 89-04-30 East, a distance of 192.00 feet; thence North 00-55-30 West; thence North 89-04-30 East, a distance of 357.08 feet to the Point of Beginning.

Containing 28.343 acres, more or less

                                  EXHIBIT "F"


                               [GRAPHIC OMITTED]

                              (NEW RETENTION PONDS)